Exhibit 99.23

Press Release	Source: Cord Blood America

Cord Blood America Adds Third Stem Cell Practice, Enters Into Agreement
With Bio-Matrix Scientific Group to Store Adipose Stem Cells
Thursday August 25, 9:02 am ET

LOS ANGELES, Aug. 25, 2005 (PRIMEZONE) -- Cord Blood America, Inc. (OTC BB:CBAI.OB - News), an umbilical cord blood stem cell preservation company, is pleased to announce a further significant advance in the development of its adult stem cell practice by entering into an agreement with Bio-Matrix Scientific Group Inc. for the purpose of marketing Bio-Matrix services throughout the United States. On August 24, 2005, Cord Blood America announced its agreement with NeoStem, to market storage services for adult peripheral stem cells. Today's announcement adds a third stem cell product of cryogenic preservation for Cord Blood America's current and future customers. Bio-Matrix is discovering, developing and cryogenically storing cell-based therapeutics utilizing adult stem cells derived from adipose, also known as fat tissue.

Matthew L. Schissler, Chairman and CEO of Cord Blood America, states, ``We have, in essence, completed the trifecta. Cord Blood America has, and continues to add, a client base educated and interested in storing stem cells. Adding Bio-Matrix as our partner laboratory for adipose stem cell storage now gives us three adult stem cell storage offerings -- cord blood, adult peripheral stem cells and adipose stem cells. Unlike embryonic, all three have the advantage of being non-controversial.''

Mr. Schissler adds, ``We are very pleased to join forces with a company that is as committed as we are. This agreement allows us to leverage our expertise, current customer base and future customer base, to offer a third stem cell offering while continuing to maintain minimal customer acquisition costs. This is a win-win for everybody and shareholders should continue to be proud of the reputation for marketing that Cord Blood America has earned amongst its peers.''

ADULT STEM CELL THERAPEUTICS DERIVED FROM ADIPOSE TISSUE

Compared with other sources such as bone marrow, adipose tissue is easier to obtain and offers a much higher yield of adult stem cells due to its autologous nature. Autologous refers to tissue that is derived or transferred from the same individual's body and is intended to eliminate the rejection problems associated with transplants from different donors.

As a strong sign of its intention to become a leader in this specific field, Bio-Matrix recently secured a 15,000 sq ft testing facility in California, which formerly belonged to the American Red Cross. The Company plans to build-out 3 stem cell research laboratories and a stem cell bank designed to house adult stem cells derived from adipose tissue over the course of the next 3 months.

FURTHER INDUSTRY ACKNOWLEDGEMENT OF CORD BLOOD AMERICA'S
MARKETING POWER AND REACH

This agreement with Bio-Matrix further advances and diversifies the Company's adult stem cell practice, as well as further acknowledges the marketing abilities of Cord Blood America amongst its industry peers.

David Koos, Chairman and CEO of Bio-Matrix, stated, ``The relationship we are evolving with Cord Blood America is the beginning of a new direction for stem cell banking. Together, Cord Blood America and Bio-Matrix are taking stem cell banking from the one product offering of cord blood stem cells into a new diverse direction of multiple product offerings, including the banking of adipose stem cells.''

This press release is available on the Cord Blood America IR HUB for investor commentary, feedback and questions. Investors are asked to visit http://www.agoracom.com/IR/CordBloodAmerica . Alternatively, investors are asked to e-mail all questions and correspondence to CBAI@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and correspondence directly.

About Bio-Matrix Scientific Group Inc.

Bio-Matrix Scientific Group Inc. is a development stage company in the business of medical devices and monitoring systems research, development and commercialization. Bio-Matrix Scientific Group Inc. is aligning itself with partners that offer key technologies in biomedical device development, tissue engineering, cell culturing, genome therapy and drug delivery systems.

About Cord Blood America

Cord Blood America (OTC BB:CBAI.OB - News) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and life-saving resource for treating a growing number of ailments, including cancer, leukemia, or blood and immune disorders. For more information on how this precious lifeline can benefit your family, visit http://www.cordpartners.com.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as ``anticipate,'' ``believe,'' ``expect,'' ``future,'' ``intend,'' ``plan,'' and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional cord blood banking revenue streams. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

Contact:

AGORA Investor Relations

http://www.agoracom.com/IR/CordBloodAmerica

http://www.cordblood-america.com

CBAI@agoracom.com

________________________

Source: Cord Blood America